UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2014

Biolase, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 4, 2014, the Company and Comerica Bank ("Comerica") entered into a letter agreement (the "Agreement"). The Agreement waives non-compliance with certain terms and conditions of the Company's loan agreements with Comerica, and reduces the maximum amounts available for borrowing under the revolving line of credit and export revolver to $2.5 million each, for a total of $5.0 million in total amounts available for borrowing from Comerica. In connection with the Agreement, the Company incurred a fee of $10,000 paid to Comerica in connection with Comerica's processing of the Agreement.

The Agreement is incorporated by reference and is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On February 28, 2014, the Board of Directors (the "Board") of Biolase, Inc. (the "Company") appointed Paul Clark and Jeffrey Nugent to the Board.

Mr. Clark previously served as Chairman, CEO, and President of ICOS Corporation from 1999 to 2007. From 1984 to 1998, he worked at Abbott Laboratories ("Abbott") as the President of the Pharmaceuticals Division and retiring as an Abbott board member and Executive Vice President. He is currently a member of the board of directors of Agilent Technologies, Inc., Catalent, and Cerevast Therapeutics. Mr. Clark received a B.A. in finance from the University of Alabama and an M.B.A from Dartmouth College.

There are no understandings or arrangements between Mr. Clark or any other person and the Company or any of its subsidiaries pursuant to which Mr. Clark was selected to serve as a director of the Company. There are no family relationships between Mr. Clark and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Mr. Clark or any of his immediate family members and the Company or any of its subsidiaries.

Mr. Nugent was founder, President, and CEO of Precision Dermatology, Inc. a multi-channel skin care company that was acquired by Valeant Pharmaceuticals in February 2014. From 1999 to 2002, he served as the President and Chief Executive Officer of Revlon, Inc. and as Worldwide President and Chief Executive Officer of Neutrogena Corporation from 1995 to 1999. He is currently a director of Myoscience, Inc. Mr. Nugent holds an M.B.A. in Marketing and Finance from Loyola University in Chicago and a B.S. degree in Mathematics from St. Joseph’s College.

There are no understandings or arrangements between Mr. Nugent or any other person and the Company or any of its subsidiaries pursuant to which Mr. Nugent was selected to serve as a director of the Company. There are no family relationships between Mr. Nugent and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Mr. Nugent or any of her immediate family members and the Company or any of its subsidiaries.

Pursuant to the terms of the Company’s 2002 Stock Incentive Plan, upon their appointment to the Board, Messrs. Clark and Nugent each received an automatic option grant to purchase 23,750 shares of the Company’s common stock at the closing price $3.09 on February 28, 2014. Each automatic option is immediately exercisable for all of the option shares. However, any shares purchased under such option are subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should they cease Board service prior to vesting of those shares. The shares vest, and the Company's right of repurchase lapses, in four successive quarterly installments upon Messrs. Clark and Nugent's completion of each quarter of service as a non-employee director measured from the grant date. The shares subject to the option grant will immediately vest in full if certain changes in control or ownership occur or if Messrs. Clark and Nugent die or become disabled while serving as a director.

As a result of these appointments, BIOLASE’s Board currently consists of eight directors, six of whom are independent directors.

Item 7.01 Regulation FD Disclosure.

On March 3, 2014, the Company issued a press release announcing the appointments of Messrs. Clark and Nugent to the Board, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase, Inc.

March 5, 2014	By:	/s/ Federico Pignatelli

Name: Federico Pignatelli
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement, dated March 4, 2014, by and between Biolase, Inc. and Comerica Bank.
99.1	Press Release, dated March 3, 2014, of Biolase, Inc.